UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported):  October 13, 2009

PriceSmart, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-22793	33-0628530
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9740 Scranton Road, San Diego, CA 92121
(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (858) 404-8800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

PriceSmart Announces Resignation of Director and Election of New Director

On October 13, 2009, PriceSmart, Inc. (the “Company”) announced that Murray L. Galinson will resign from the Company’s Board of Directors (the “Board”) effective October 15, 2009.  Mr. Galinson remains a significant stockholder of the Company and continues to have a positive and friendly relationship with the Board and Company management.

The Board has resolved to elect Edgar A. Zurcher to the Board effective October 15, 2009 to fill the vacancy that will arise following Mr. Galinson’s resignation.  There are no arrangements or understandings between Mr. Zurcher and any other person pursuant to which he was elected to serve on the Board.  Mr. Zurcher has not been assigned to any committee of the Board.

Mr. Zurcher served as a director of the Company from November 2000 to February 2008.  Mr. Zurcher has been a partner in the law firm Zurcher, Odio & Raven in Costa Rica since 1980, which the Company uses in certain legal matters.  Mr. Zurcher is also President of PLP, S.A., as well as a director of Payless ShoeSource Holdings, Ltd. (“Payless Shoes”). PLP, S.A. owns 40% of Payless Shoes which rents retail space from PriceSmart. During fiscal year 2009 PriceSmart recorded approximately $992,403 in rental income from Payless Shoes. Additionally, Mr. Zurcher is a director of Molinos de Costa Rica Pasta and Roma S.A. dba Roma Prince S.A.  During fiscal year 2009 PriceSmart purchased products from those entities for which PriceSmart paid $234,598 and $3,760,585, respectively.

As a non-employee director, Mr. Zurcher is entitled to receive cash compensation and grants of stock options in accordance with the arrangements in effect for non-employee directors of the Company.  In addition, Mr. Zurcher will be reimbursed for travel expenses incurred in attending Company board meetings.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 13, 2009	/S/ JOHN M. HEFFNER
John M. Heffner
Executive Vice President and Chief Financial Officer
(Principal Financial Officer and
Chief Accounting Officer)